Exhibit 4.18

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of MetLife, Inc.’s securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is a summary and does not purport to be complete. It is qualified in its entirety by reference to our amended and restated certificate of incorporation, as amended (our “Certificate of Incorporation”), our amended and restated by-laws (our “By-Laws”), the respective Certificates of Designations for the series of preferred stock described below and the respective Deposit Agreements in connection with the Series E Depositary Shares and the Series F Depositary Shares (each as defined below), each of which we have previously filed with the Securities and Exchange Commission (the “SEC”), and applicable law. As used in this exhibit, “we,” “us,” “our” and “MetLife” mean MetLife, Inc. and do not include its subsidiaries.

We have authorized 3,000,000,000 shares of common stock, par value $0.01 per share (“common stock”), and 200,000,000 shares of preferred stock, par value $0.01 per share. As of February 13, 2025, we had six classes of securities registered pursuant to Section 12 of the Exchange Act:

•common stock, of which 681,228,028 shares were outstanding as of February 13, 2025. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval.
•Floating Rate Non-Cumulative Preferred Stock, Series A (the “Series A Preferred Shares”), of which 24,000,000 shares were issued and outstanding as of February 13, 2025;
•5.875% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series D (the “Series D Preferred Shares”), of which 500,000 shares were issued and outstanding as of February 13, 2025;
•Depositary Shares (the “Series E Depositary Shares”), each representing a 1/1,000th interest in a share of 5.625% Non-Cumulative Preferred Stock, Series E (the “Series E Preferred Shares”), of which 32,200,000 Series E Depositary Shares representing 32,200 Series E Preferred Shares were issued and outstanding as of February 13, 2025;
•Depositary Shares (the “Series F Depositary Shares”), each representing a 1/1,000th interest in a share of 4.75% Non-Cumulative Preferred Stock, Series F (the “Series F Preferred Shares”), of which 40,000,000 Series F Depositary Shares representing 40,000 Series F Preferred Shares were issued and outstanding as of February 13, 2025; and
•3.850% Fixed Rate Reset Non-Cumulative Preferred Stock, Series G (the “Series G Preferred Shares”), of which 1,000,000 shares were issued and outstanding as of February 13, 2025.

DESCRIPTION OF COMMON STOCK
Dividends
The holders of common stock, after any preferences of holders of any preferred stock, are entitled to receive dividends as determined by our board of directors. The declaration and payment of common stock dividends will also depend on our financial condition, results of operations, cash requirements, future prospects, regulatory restrictions on the payment of dividends by our insurance subsidiaries and other factors deemed relevant by our board of directors. There is no requirement or assurance that we will declare and pay any dividends. The Certificates of Designations for the Series A Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares, Series F Preferred Shares and Series G Preferred Shares (collectively, the “Preferred Shares”) all prohibit the declaration or payment of dividends or distributions on common stock if dividends are not paid on the Preferred Shares, and the Certificate of Designations for the Series A Preferred Shares further prohibits the payment of dividends on the Series A Preferred Shares under certain circumstances. In addition, (i) our 6.40% Fixed-to-Floating Rate Junior Subordinated Debentures due 2066, (ii) our 10.75% Fixed-to-Floating Rate Junior Subordinated Debentures due 2069, (iii) upon an exchange of the 7.875% Fixed-to-Floating Rate Exchangeable Surplus Trust Securities of MetLife Capital Trust IV, our related 7.875% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067, and (iv) our 9.250% Fixed-to-Floating Rate Junior Subordinated Debentures due 2068, all prohibit the declaration or payment of dividends or distributions on common stock under certain circumstances if interest is not paid in full on such securities, whether because of a mandatory or optional payment deferral, subject to certain exceptions.
Voting Rights
The holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights.
Liquidation and Dissolution
In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our liabilities and the liquidation preference of any outstanding class or series of preferred stock.
Other Rights
The holders of common stock have no preemptive, conversion, redemption or sinking fund rights. The holders of shares of our common stock are not required to make additional capital contributions.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Inc. (successor in interest to Mellon Investor Services LLC).

Certain Provisions in our Certificate of Incorporation and By-Laws and in Delaware and New York Law
A number of provisions of our Certificate of Incorporation and By-Laws deal with matters of corporate governance and rights of stockholders. The following discussion is a general summary of selected provisions of our Certificate of Incorporation and By-Laws and regulatory provisions that might be deemed to have a potential “anti-takeover” effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the incumbent board of directors or management more difficult. Some provisions of the Delaware General Corporation Law and the New York Insurance Law may also have an anti-takeover effect. The following description of selected provisions of our Certificate of Incorporation and By-Laws and selected provisions of the Delaware General Corporation Law and the New York Insurance Law is necessarily general and reference should be made in each case to our Certificate of Incorporation and By-Laws, which are filed with the SEC, and to the provisions of those laws.
Exercise of Duties by Board of Directors
Our Certificate of Incorporation provides that while the MetLife Policyholder Trust (as described below) is in existence, each of our directors is required, in exercising his or her duties as a director, to take the interests of the trust beneficiaries into account as if they were holders of the shares of common stock held in the trust, except to the extent that any such director determines, based on advice of counsel, that to do so would violate his or her duties as a director under Delaware law.
Restriction on Maximum Number of Directors and Filling of Vacancies on Our Board of Directors
Pursuant to our By-Laws and subject to the rights of the holders of any class of preferred stock, the number of directors may be fixed from time to time exclusively by resolution adopted by a majority of the entire board of directors, but the board of directors will at no time consist of fewer than three directors. Stockholders may remove a director with or without cause at a meeting of the stockholders by a vote of a majority of the combined voting power of the outstanding stock entitled to vote generally in the election of directors, in which case the vacancy caused by such removal may be filled at such meeting by the stockholders entitled to vote for the election of the director so removed. Any vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors or resulting from a removal where the stockholders have not filled the vacancy, subject to the rights of the holders of any class of preferred stock, may be filled by a majority of the directors then in office, although less than a quorum. These provisions give incumbent directors significant authority that may have the effect of limiting the ability of stockholders to effect a change in management.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Action by Written Consent
Our By-Laws provide for advance notice and other provisions in respect of stockholder proposals and nominations for director. In addition, pursuant to the provisions of both the Certificate of Incorporation and the By-Laws, stockholder action may not be taken by written consent. Rather, any action taken by the stockholders must be effected at a duly called meeting. The chairman, the chief executive officer or the secretary pursuant to a board resolution or, under some circumstances, a director who also is an officer, may call a special meeting. Our By-Laws also permit stockholders representing ownership of 25% or more of the combined voting power of the outstanding shares of common stock to call a special meeting of the stockholders, provided that the stockholders satisfy the requirements specified in the By-Laws. These provisions make it more difficult for a stockholder to place a proposal or nomination on the meeting agenda and prohibit a stockholder from taking action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or with respect to other matters that are not supported by management for stockholder vote.
Limitations on Director Liability
Our Certificate of Incorporation contains a provision that is designed to limit the directors’ liability to the extent permitted by the Delaware General Corporation Law and any amendments to that law.
Specifically, directors will not be held liable to us or our stockholders for monetary damages for an act or omission in their capacity as a director, except for liability as a result of:
•a breach of the duty of loyalty to us or our stockholders;
•acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•payment of an improper dividend or improper redemption or repurchase of our stock under Section 174 of the Delaware General Corporation Law; or
•any transaction from which the director received an improper personal benefit.
The principal effect of the limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against one of our directors unless the stockholder can demonstrate one of the specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. Our Certificate of Incorporation also does not eliminate the directors’ duty of care. The inclusion of the limitation on liability provision in the certificate may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of the duty of care.

Our By-Laws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We are required to indemnify our directors and officers for all judgments, fines, amounts paid in settlement, legal fees and other expenses reasonably incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s position with us or another entity, including Metropolitan Life Insurance Company, that the director or officer serves at our request, subject to certain conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must succeed in the legal proceeding or act in good faith and in a manner reasonably believed to be in or not opposed to our best interests and with respect to any criminal action or proceeding, in a manner he or she reasonably believed to be lawful.
Business Combination Statute
In addition, as a Delaware corporation with a class of voting stock listed on a national securities exchange, we are subject to Section 203 of the Delaware General Corporation Law, unless we elect in our Certificate of Incorporation not to be governed by the provisions of Section 203. We have not made that election. Section 203 can affect the ability of an “interested stockholder” of MetLife to engage in certain business combinations, including mergers, consolidations or acquisitions of additional MetLife shares for a period of three years following the time that the stockholder becomes an “interested stockholder.” An “interested stockholder” is defined to include any person owning, directly or indirectly, 15% or more of the outstanding voting stock of a corporation. The provisions of Section 203 are not applicable in some circumstances, including those in which (1) the business combination or transaction which results in the stockholder becoming an “interested stockholder” is approved by the corporation’s board of directors prior to the time the stockholder becomes an “interested stockholder” or (2) the “interested stockholder,” upon consummation of such transaction, owns at least 85% of the voting stock of the corporation outstanding prior to such transaction.
Restrictions on Acquisitions of Securities
The insurance laws and regulations of New York, the jurisdiction in which our principal insurance subsidiary, Metropolitan Life Insurance Company, is organized, may delay or impede a business combination involving us. In addition to the limitations described in the immediately preceding paragraph, the New York Insurance Law prohibits any person from acquiring control of Metropolitan Life Insurance Company, either directly or indirectly through any acquisition of control of MetLife, without the prior approval of the New York Superintendent of Financial Services. That law presumes that control exists where any person, directly or indirectly, owns, controls, holds the power to vote 10% or more of our outstanding voting stock, unless the New York Superintendent of Financial Services, upon application, determines otherwise. Even persons who do not acquire beneficial ownership of more than 10% of the outstanding shares of our common stock may be deemed to have acquired such control, if the New York Superintendent of Financial Services determines that such persons, directly or indirectly, exercise a controlling influence over our management or policies. Therefore, any person seeking to acquire a controlling interest in MetLife would face regulatory obstacles which may delay, deter or prevent an acquisition.

The insurance holding company laws and other insurance laws of many other states also regulate changes of control (generally presumed upon acquisitions of 10% or more of voting securities) of domestic insurers (including insurers we own) and insurance holding companies such as MetLife.
MetLife Policyholder Trust
Under a plan of reorganization adopted in September 1999, Metropolitan Life Insurance Company converted from a mutual life insurance company to a stock life insurance company subsidiary of MetLife. The MetLife Policyholder Trust was established to hold the shares of common stock allocated to eligible policyholders. A total of 494,466,664 shares of common stock were distributed to the MetLife Policyholder Trust for the benefit of policyholders of Metropolitan Life Insurance Company on the effective date of the plan of reorganization. As of February 13, 2025, the trust held 110,760,381 shares of our common stock. Because of the number of shares the trust holds and the voting provisions of the trust, the trust may affect the outcome of matters brought to a stockholder vote.

The trustee will generally vote all of the shares of common stock held in the trust in accordance with the recommendations given by our board of directors to our stockholders or, if the board gives no such recommendation, as directed by the board, except on votes regarding certain fundamental corporate actions. As a result of the voting provisions of the trust, our board of directors will effectively be able to control votes on all matters submitted to a vote of stockholders, excluding those fundamental corporate actions described below, so long as the trust holds a substantial number of shares of our common stock.
If the vote relates to fundamental corporate actions specified in the trust, the trustee will solicit instructions from the beneficiaries and vote all shares held in the trust in proportion to the instructions it receives, which would give disproportionate weight to the instructions actually given by trust beneficiaries. These actions include:
•an election or removal of directors in which a stockholder has properly nominated one or more candidates in opposition to a nominee or nominees of our board of directors or a vote on a stockholder’s proposal to oppose a board nominee for director, remove a director for cause or fill a vacancy caused by the removal of a director by stockholders, subject to certain conditions;
•a merger or consolidation, a sale, lease or exchange of all or substantially all of our assets, or our recapitalization or dissolution, in each case requiring a vote of our stockholders under applicable Delaware law;
•any transaction that would result in an exchange or conversion of shares of common stock held by the trust for cash, securities or other property; and
•any proposal requiring our board of directors to amend or redeem the rights under the stockholder rights plan, other than a proposal with respect to which we have received advice of nationally-recognized legal counsel to the effect that the proposal is not a proper subject for stockholder action under Delaware law.

DESCRIPTION OF THE SERIES A PREFERRED SHARES
General
The Series A Preferred Shares rank senior to our junior stock (as defined in this section) and at least equally with the Series D Preferred Shares, the Series E Preferred Shares, the Series F Preferred Shares, the Series G Preferred Shares and each other series of our preferred stock that we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series A Preferred Shares), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up. In addition, we will generally be able to pay dividends and distributions upon liquidation, dissolution or winding-up only out of lawfully available funds for such payment (i.e., after taking account of all indebtedness and other non-equity claims). The Series A Preferred Shares are fully paid and nonassessable. Holders of the Series A Preferred Shares do not have preemptive or subscription rights to acquire more of our stock.
The Series A Preferred Shares are not convertible into, or exchangeable for, shares of any other class or series of our stock or our other securities. The Series A Preferred Shares have no stated maturity and are not subject to any sinking fund, retirement fund or purchase fund or other obligation of MetLife to redeem, repurchase or retire the Series A Preferred Shares.
Dividends
Dividends on the Series A Preferred Shares are not mandatory. Holders of Series A Preferred Shares are entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of the board) out of funds legally available for the payment of dividends under Delaware law, non-cumulative cash dividends, quarterly in arrears on the 15th day of March, June, September and December of each year. These dividends accrue, with respect to each dividend period, on the liquidation preference amount of $25 per Series A Preferred Share at an annual rate of the greater of:
•1.00% above three month CME Term SOFR plus 0.26161% on the related SOFR determination date (as described below); or
•4.00%.
The term “three-month CME Term SOFR” means the CME Term SOFR Reference Rate published for the three-month tenor, as administered by CME Group Benchmark Administration, Ltd. (or any successor administrator thereof).
In the event that we issue additional Series A Preferred Shares, dividends on such additional shares may accrue from the most recent dividend payment date or any other date we specify at the time such additional shares are issued.

Dividends are payable to holders of record of the Series A Preferred Shares as they appear on our books on the applicable record date, which is the 15th calendar day before that dividend payment date or such other record date fixed by our board of directors (or a duly authorized committee of the board) that is not more than 60 nor less than 10 days prior to such dividend payment date. These dividend record dates will apply regardless of whether a particular dividend record date is a business day.
A dividend period is the period from and including a dividend payment date to, but excluding, the next dividend payment date. Dividends payable on the Series A Preferred Shares are computed on the basis of a 360-day year and the actual number of days elapsed in the dividend period. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day unless such day falls in the next calendar month, in which case the dividend payment date will be the first preceding day that is a business day.
For any dividend period, three-month CME Term SOFR will be determined by the calculation agent on the second SOFR Business Day immediately preceding the first day of such dividend period (the “SOFR determination date”). To the extent three-month CME Term SOFR is not available or published on the SOFR determination date, the most recently available publication of three-month CME Term SOFR will apply.
The calculation agent’s determination of any dividend rate, and its calculation of the amount of dividends for any dividend period, will be on file at our principal offices, will be made available to any stockholder upon request and will be final and binding in the absence of manifest error.
In this section, we use several terms that have special meanings relevant to calculating three-month CME Term SOFR. We define these terms as follows:
•The term “business day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.
•The term “SOFR Business Day” means any day except for: (1) a Saturday; (2) a Sunday; (3) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States Government securities; or (4) A day on which the Federal Reserve Bank of New York, with advance notice, chooses not to publish its Treasury repurchase agreement reference rates if participants in the Treasury repurchase agreement market broadly expect to treat that day as a holiday.
Dividends on the Series A Preferred Shares are not cumulative. Accordingly, if our board of directors, or a duly authorized committee of the board, does not declare a dividend on the Series A Preferred Shares payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series A Preferred Shares are declared for any future dividend period.

So long as any Series A Preferred Shares remain outstanding for any dividend period, unless the full dividends for the latest completed dividend period on all outstanding Series A Preferred Shares and parity stock (as defined in this section) have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside):
•we shall not pay or declare any dividend on any junior stock (other than a dividend payable solely in junior stock); and
•we shall not purchase, redeem or otherwise acquire for consideration, directly or indirectly, any junior stock (other than as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock and other than through the use of the proceeds of a substantially contemporaneous sale of junior stock).
As used in this section, “junior stock” means our common stock, our Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Series A Junior Preferred Shares”), and any other class or series of our stock that ranks junior to the Series A Preferred Shares either as to the payment of dividends or as to the distribution of assets upon our liquidation, dissolution or winding-up. We have not issued any Series A Junior Preferred Shares. The stockholder rights plan related to the Series A Junior Preferred Shares expired at the close of business on April 4, 2010 and was not renewed.
When dividends are not paid (or duly provided for) in full on any dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Shares, on a dividend payment date falling within the related dividend period for the Series A Preferred Shares) upon the Series A Preferred Shares and any shares of parity stock, all dividends declared upon the Series A Preferred Shares and all such parity stock and payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Shares, on a dividend payment date falling within the related dividend period for the Series A Preferred Shares) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per Series A Preferred Share and all parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Shares, on a dividend payment date falling within the related dividend period for the Series A Preferred Shares) bear to each other.
As used in this section, “parity stock” means the Series D Preferred Shares, the Series E Preferred Shares, the Series F Preferred Shares, the Series G Preferred Shares and any other class or series of our stock that ranks equally with the Series A Preferred Shares in the payment of dividends and in the distribution of assets upon our liquidation, dissolution or winding-up.

Restrictions on Declaration and Payment of Dividends
We are prohibited from paying dividends on the Series A Preferred Shares under certain circumstances. The terms of the Series A Preferred Shares limit our ability to declare dividends for payment on any dividend payment date if, on that declaration date, either:
(i)    the covered insurance subsidiaries’ risk-based capital ratio was less than 175% of the company action level for such subsidiaries, in the case of each covered insurance subsidiary based on the most recent annual financial statements for the year ended prior to such dividend payment date for which such subsidiary has filed its annual statement with the applicable state insurance commissioners (annual statements for a year are generally required to be filed on or before March 1 of the following year); or

(ii)    (x) the Trailing Four Quarters Consolidated Net Income Amount for the period ending on the quarter that is two quarters prior to the most recently completed quarter is zero or a negative amount and (y) the Adjusted Shareholders’ Equity Amount as of the most recently completed quarter and as of the end of the quarter that is two quarters before the most recently completed quarter has declined by 10% or more as compared to the Adjusted Shareholders’ Equity Amount at the end of the benchmark quarter (the date that is ten (10) quarters prior to the most recently completed quarter or, the “Benchmark Quarter End Test Date”).

If we fail to satisfy either of the above tests for any dividend payment date, the restrictions on dividends will continue until we are able again to satisfy both tests for a dividend payment date. In addition, in the case of a restriction arising under clause (ii) above, the restrictions on dividends will continue until we satisfy the two tests in clauses (i) and (ii) above for a dividend payment date and our Adjusted Shareholders’ Equity Amount has increased, or has declined by less than 10%, in either case as compared to the Adjusted Shareholders’ Equity Amount at the end of the benchmark quarter for each dividend payment date as to which dividend restrictions were imposed under clause (ii) above. For example, if we failed to satisfy the test in clause (ii) above for three consecutive dividend payment dates, we would be able to declare dividends on the Series A Preferred Shares on the fourth dividend payment date only if, as of the related dividend declaration date:
•we satisfied the tests in each of clauses (i) and (ii) above for that fourth dividend payment date, and
•our Adjusted Shareholders’ Equity Amount as of the last completed quarter for that dividend payment date had increased from, or was less than 10% below, its level at the end of the benchmark quarter for each of the prior three dividend payment dates for which dividends were restricted under clause (ii) above. In effect, our Adjusted Shareholders’ Equity Amount as of the most recently completed quarter for that dividend payment date would have to be greater than, or less than 10% below, its level as of the end of not only the tenth quarter, but also each of the eleventh, twelfth and thirteenth quarters, preceding the most recently completed quarter.

The test in clause (i) above shall not apply on any dividend declaration date if, as of such date, the combined total assets of our U.S. life insurance subsidiaries (other than life insurance companies that are subsidiaries of other life insurance companies) do not account for 25% or more of our consolidated total assets as reflected on our most recent consolidated financial statements filed with the SEC or posted on our website as described below.
In this section, we use several terms that have special meanings relevant to the mandatory dividend suspension tests. We define these terms as follows:
•The term “Adjusted Shareholders’ Equity Amount” means, as of any quarter end and subject to certain adjustments, our shareholders’ equity as reflected on our consolidated GAAP balance sheet as of such quarter end minus accumulated other comprehensive income as reflected on such consolidated balance sheet.
•The term “covered insurance subsidiaries” means our largest U.S. life insurance subsidiaries (in terms of general account admitted assets) that collectively account for 80% or more of the general account admitted assets of all of our U.S. life insurance subsidiaries. For purposes of this definition, “life insurance subsidiaries” does not include life insurance companies that are subsidiaries of other life insurance companies.
•The term “GAAP” means, at any date or for any period, U.S. generally accepted accounting principles as in effect on such date or for such period.
•The term “risk-based capital ratio” in clause (i) above refers to a ratio that insurance companies are required to calculate and report to their regulators as of the end of each year in accordance with prescribed procedures. The ratio measures the relationship of the insurance company’s “total adjusted capital,” calculated in accordance with those prescribed procedures, relative to a standard that is determined based on the magnitude of various risks present in the insurer’s operations. The NAIC’s model risk-based capital (“RBC”) law sets forth the RBC levels, ranging from the company action level to the mandatory control level, at which certain corrective actions are required and at which a state insurance regulator is authorized and expected to take regulatory action. The highest RBC level is known as the company action level. If an insurance company’s total adjusted capital is higher than the company action level, no corrective action is required to be taken. At progressively lower levels of total adjusted capital, an insurance company faces increasingly rigorous levels of corrective action, including the submission of a comprehensive financial plan to the insurance regulator in its state of domicile, a mandatory examination or analysis of the insurer’s business and operations by the regulator and the issuance of appropriate corrective orders to address the insurance company’s financial problems, and, at the lowest levels, either voluntary or mandatory action by the regulator to place the insurer under regulatory control. The company action level is twice the level (known as the “authorized control level”) below which the regulator is authorized (but not yet required) to place the insurance company under regulatory control.

•The term “Trailing Four Quarters Consolidated Net Income Amount” means, for any fiscal quarter, the sum of our consolidated GAAP net income for the four fiscal quarters ending as of the last day of such fiscal quarter.
With the exception of statutory accounting terms such as “general account admitted assets” and terms that have specific insurance regulatory meanings such as “risk-based capital,” all financial terms used in this section are determined in accordance with GAAP as applied to and reflected in our related financial statements as of the relevant dates, except as provided in the next sentence. If because of a change in GAAP that results in a cumulative effect of a change in accounting principle or a restatement, either:
•our consolidated net income is higher or lower than it would have been absent such change, then, for purposes of the calculations described in clause (ii) above, commencing with the fiscal quarter for which such change in GAAP becomes effective, such consolidated net income will be calculated on a pro forma basis as if such change had not occurred; or
•the Adjusted Shareholders’ Equity Amount as of a quarter end is higher or lower than it would have been absent such change, then, for purposes of the calculations described in clause (ii) above, the Adjusted Shareholders’ Equity Amount will be calculated on a pro forma basis as if such change had not occurred, subject to certain limitations described in the Certificate of Designations for the Series A Preferred Shares.
If at any relevant time or for any relevant period we are not a reporting company under the Exchange Act, then for any such relevant dates and periods we shall prepare and post on our website the financial statements that we would have been required to file with the SEC had we continued to be a reporting company under the Exchange Act, in each case on or before the dates that we would have been required to file such financial statements had we been an “accelerated filer” within the meaning of Rule 12b-2 under the Exchange Act.
If we fail either of these tests with respect to a dividend payment date, dividends declared for such dividend payment date, together with aggregate dividends declared with respect to parity stock during the dividend period related to such dividend payment date, may not exceed the net proceeds we have received from issuances of common stock within the 90 days preceding the related dividend declaration date.
Notices Related to Potential or Actual Mandatory Suspension of Dividends
We are required to give notice to holders of Series A Preferred Shares of a potential mandatory suspension of dividends that could take effect for a subsequent dividend payment date two quarters in the future if:
•the Trailing Four Quarters Consolidated Net Income Amount for the most recently completed quarter is zero or a negative amount; and
•the Adjusted Shareholders’ Equity Amount as of the most recently completed quarter has declined by 10% or more as compared to the Adjusted Shareholders’ Equity Amount as of the date that is eight quarters prior to the most recently completed quarter.

We shall send such notice no later than the first dividend payment date following the end of the most recently completed quarter as of which the above tests indicate that a potential mandatory suspension of dividends could occur. We shall send such notice by first class mail, postage prepaid, addressed to the holders of record of the Series A Preferred Shares at their respective last addresses appearing on our books, and shall file a copy of such notice on Form 8-K with the SEC. Such notice shall (x) set forth the results of the Trailing Four Quarters Consolidated Net Income Amount and Adjusted Shareholders’ Equity Amounts for the relevant period and dates, and (y) state that we may be precluded by the terms of the Series A Preferred Shares from declaring and paying dividends on such dividend payment date unless we, through the generation of earnings or issuance of new shares of common stock, increase our Adjusted Shareholders’ Equity Amount by an amount specified in such notice by the second dividend payment date after the date of such notice.
By not later than the 15th day prior to each dividend payment date for which dividends are being suspended by reason of the tests set forth in clauses (i) or (ii) above, we shall give notice of such suspension by first class mail, postage prepaid, addressed to the holders of record of the Series A Preferred Shares, and shall file a copy of such notice on Form 8-K with the SEC. Such notice, in addition to stating that dividends will be suspended, shall set forth the fact that the covered insurance subsidiaries’ risk-based capital ratio is less than 175% of such subsidiaries’ company action level if dividends are suspended by reason of failing to satisfy the test in clause (i) above and the applicable Adjusted Shareholders’ Equity Amount (and the amount by which the Adjusted Shareholders’ Equity Amount must increase in order for declaration and payment of dividends to be resumed) if dividends are suspended by reason of failing to satisfy the test in clause (ii) above.
Liquidation Rights
Upon our voluntary or involuntary liquidation, dissolution or winding-up, holders of the Series A Preferred Shares are entitled to receive out of our assets available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, before any distribution of assets is made to holders of any junior stock, a liquidating distribution in the amount of $25 per Series A Preferred Share plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series A Preferred Shares will not be entitled to any other amounts from us after they have received their full liquidation preference.
In any such distribution, if our assets are not sufficient to pay the liquidation preferences in full to all holders of the Series A Preferred Shares and all holders of any parity stock, the amounts paid to the holders of Series A Preferred Shares and to the holders of any parity stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount payable to such holder in such distribution, including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends in the case of any holder of stock on which dividends accrue on a cumulative basis). If the liquidation preference has been paid in full to all holders of the Series A Preferred Shares and all holders of any parity stock, the holders of our other stock shall be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of this section, our merger or consolidation with any other entity, including a merger or consolidation in which the holders of the Series A Preferred Shares receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of our assets for cash, securities or other property shall not constitute our liquidation, dissolution or winding-up.
Redemption
The Series A Preferred Shares are not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions. The Series A Preferred Shares are redeemable at our option and subject to the prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), as described below, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to $25 per Series A Preferred Share, plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series A Preferred Shares do not have the right to require the redemption or repurchase of the Series A Preferred Shares.
If the Series A Preferred Shares are to be redeemed, we shall give the notice of redemption by first class mail to the holders of record of the Series A Preferred Shares to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the Series A Preferred Shares are held in book-entry form through The Depository Trust Company (“DTC”), we may give such notice in any manner permitted by the DTC). Each notice of redemption will include a statement setting forth:
•the redemption date;
•the number of Series A Preferred Shares to be redeemed and, if less than all the Series A Preferred Shares held by such holder are to be redeemed, the number of such Series A Preferred Shares to be redeemed from such holder;
•the redemption price; and
•the place or places where holders may surrender certificates evidencing the Series A Preferred Shares for payment of the redemption price.
If we have given a notice of redemption of any Series A Preferred Shares and have set aside the funds necessary for such redemption for the benefit of the holders of any Series A Preferred Shares so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such Series A Preferred Shares, such Series A Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such Series A Preferred Shares will terminate, except the right to receive the redemption price.

In case of any redemption of only part of the Series A Preferred Shares at the time outstanding, the Series A Preferred Shares to be redeemed shall be selected either pro rata or in such other manner as we may determine to be fair and equitable.

We may not redeem the Series A Preferred Shares without the prior approval of the Federal Reserve Board, if such approval is then required under applicable law or capital regulations.
We intend that, if we redeem the Series A Preferred Shares, we will redeem such Series A Preferred Shares only to the extent the aggregate liquidation preference of the shares redeemed is less than the New Equity Amount as of the date of redemption, if any. This intention also applies to any Series A Preferred Shares that any regulatory authority requires us to redeem, unless such regulatory authority directs us otherwise.
“New Equity Amount” means at any date the amount, if any, of the net proceeds to us or our affiliates of shares of junior stock or parity stock or our or our affiliates’ Other Qualifying Securities newly issued during the six months prior to such date to purchasers other than to our affiliates.
“Other Qualifying Security” means, at any time, a security or instrument that is of a type that has equal or greater equity characteristics than the Series A Preferred Shares.
Voting Rights
Except as provided below, the holders of the Series A Preferred Shares will have no voting rights. Whenever dividends on any Series A Preferred Shares shall have not been declared and paid for the equivalent of six or more dividend payments, whether or not for consecutive dividend periods (as used in this section, a “Nonpayment”), the holders of such Series A Preferred Shares, voting together as a single class with holders of any and all other series of voting preferred stock (as defined in this section) then outstanding, will be entitled to vote for the election of a total of two additional members of our board of directors (as used in this section, the “Preferred Stock Directors”), provided that the election of any such directors shall not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. In that event, the number of directors on our board of directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Series A Preferred Shares or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting. These voting rights will continue until dividends on the Series A Preferred Shares and any such series of voting preferred stock for at least four dividend periods, whether or not consecutive, following the Nonpayment shall have been fully paid (or declared and a sum sufficient for the payment of such dividends shall have been set aside for payment).
As used in this section, “voting preferred stock” means any other class or series of our preferred stock ranking equally with the Series A Preferred Shares either as to dividends or the distribution of assets upon our liquidation, dissolution or winding-up and upon which like voting rights have been conferred and are exercisable, and includes the Series D Preferred Shares, the Series E Preferred Shares, the Series F Preferred Shares and the Series G Preferred Shares. Whether a plurality, majority or other portion of the Series A Preferred Shares and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the liquidation amounts of the Series A Preferred Shares voted.

If and when dividends for at least four dividend periods, whether or not consecutive, following a Nonpayment have been paid in full (or declared and a sum sufficient for such payment shall have been set aside), the holders of the Series A Preferred Shares shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and, if such voting rights for all other holders of voting preferred stock have terminated, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the board of directors shall automatically decrease by two. In determining whether dividends have been paid for four dividend periods following a Nonpayment, we may take account of any dividend we elect to pay for such a dividend period after the regular dividend date for that period has passed. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding Series A Preferred Shares and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Shares and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.
So long as any Series A Preferred Shares remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preferred Shares and all other series of voting preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or at a meeting:
•amend or alter the provisions of our Certificate of Incorporation or the Certificate of Designations for the Series A Preferred Shares so as to authorize or create, or increase the authorized amount of, any class or series of stock ranking senior to the Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up;
•amend, alter or repeal the provisions of our Certificate of Incorporation or the Certificate of Designations for the Series A Preferred Shares so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the Series A Preferred Shares, taken as a whole; or
•consummate a binding share exchange or reclassification involving the Series A Preferred Shares or merge or consolidate with another entity, unless in each case (i) the Series A Preferred Shares remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such Series A Preferred Shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Shares, taken as a whole;

provided, however, that any increase in the amount of the authorized or issued Series A Preferred Shares or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series A Preferred Shares with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon our liquidation, dissolution or winding-up, will not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series A Preferred Shares.
If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would materially and adversely affect one or more but not all series of voting preferred stock (including the Series A Preferred Shares for this purpose), then only the series materially and adversely affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.
Without the consent of the holders of the Series A Preferred Shares, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers of the Series A Preferred Shares, taken as a whole, we may amend, alter, supplement or repeal any terms of the Series A Preferred Shares:
•to cure any ambiguity, or to cure, correct or supplement any provision contained in the Certificate of Designations for the Series A Preferred Shares that may be defective or inconsistent; or
•to make any provision with respect to matters or questions arising with respect to the Series A Preferred Shares that is not inconsistent with the provisions of the Certificate of Designations.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, we have redeemed or called for redemption upon proper notice all outstanding Series A Preferred Shares and have set aside sufficient funds for the benefit of the holders of Series A Preferred Shares to effect such redemption.
Listing of the Series A Preferred Shares
The Series A Preferred Shares are listed on the New York Stock Exchange under the symbol “MET PRA.”
Transfer Agent, Registrar and Calculation Agent
Computershare Inc. (successor in interest to Mellon Investor Services LLC) is the transfer agent, registrar, dividend disbursing agent and redemption agent for the Series A Preferred Shares.
The Bank of New York Mellon (successor in interest to JPMorgan Chase Bank, N.A.) is the calculation agent for the Series A Preferred Shares.
Delivery and Form

The Series A Preferred Shares are represented by one or more fully registered global security certificates. Each such global certificate was deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof.

DESCRIPTION OF THE SERIES D PREFERRED SHARES
General
The Series D Preferred Shares rank senior to our junior stock (as defined in this section) and equally with the Series A Preferred Shares, the Series E Preferred Shares, the Series F Preferred Shares, the Series G Preferred Shares and each other series of our preferred stock that we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series D Preferred Shares), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up. In addition, we will generally be able to pay dividends, any redemption price and distributions upon liquidation, dissolution or winding-up only out of lawfully available funds for such payment (i.e., after taking account of all indebtedness and other non-equity claims). The Series D Preferred Shares are fully paid and nonassessable. Holders of the Series D Preferred Shares do not have preemptive or subscription rights to acquire more of our stock.
The Series D Preferred Shares are not convertible into, or exchangeable for, shares of any other class or series of our stock or our other securities. The Series D Preferred Shares have no stated maturity and are not subject to any sinking fund, retirement fund or purchase fund or other obligation of MetLife to redeem, repurchase or retire the Series D Preferred Shares.
Dividends
Dividends on the Series D Preferred Shares are not mandatory. Holders of Series D Preferred Shares are entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of the board), out of funds legally available for the payment of dividends, under Delaware law, non-cumulative cash dividends that accrue for the relevant dividend period (i) semi-annually in arrears on the 15th day of March and September of each year, through March 15, 2028, at a fixed rate per annum of 5.875% on the liquidation preference amount of $1,000 per Series D Preferred Share, and (ii) following March 15, 2028, quarterly in arrears on the 15th day of March, June, September and December of each year, at a floating rate per annum equal to three-month CME Term SOFR plus 3.22061% on the related SOFR determination date on the liquidation preference amount of $1,000 per Series D Preferred Share. Payment dates are subject to adjustment for business days.
A dividend period is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date. Dividends are payable to holders of record of the Series D Preferred Shares as they appear on our books on the applicable record date, which is the 15th calendar day before that dividend payment date or such other record date fixed by our board of directors (or a duly authorized committee of the board) that is not more than 60 nor less than 10 days prior to such dividend payment date. Dividend record dates will apply regardless of whether a particular dividend record date is a business day.

Dividends payable on the Series D Preferred Shares for any dividend period beginning prior to March 15, 2028 (each, a “Fixed Rate Period”) are calculated on the basis of a 360-day year consisting of twelve 30-day months, and dividends for dividend periods beginning on or after such date (each, a “Floating Rate Period”) will be calculated by the calculation agent on the basis of a 360-day year and the actual number of days elapsed in such dividend period. If any dividend payment date on or prior to March 15, 2028 is a day that is not a business day, then the dividend with respect to that dividend payment date will instead be paid on the immediately succeeding business day, without interest or other payment in respect of such delayed payment. If any date after March 15, 2028 on which dividends would otherwise be payable is a day that is not a business day, then the dividend payment date will be the immediately succeeding business day unless such day falls in the next calendar month, in which case the dividend payment date will instead be the immediately preceding day that is a business day, and dividends will accrue to the dividend payment date as so adjusted. “Business day” in this section means any day other than a day on which federal or state banking institutions in the Borough of Manhattan, The City of New York, are authorized or obligated by law, executive order or regulation to close.
For any dividend period, three-month CME Term SOFR will be determined by the calculation agent on the second SOFR Business Day immediately preceding the first day of such dividend period (the “SOFR determination date”). To the extent three-month CME Term SOFR is not available or published on the SOFR determination date, the most recently available publication of three-month CME Term SOFR will apply.
The calculation agent’s determination of any dividend rate, and its calculation of the amount of dividends for any dividend period beginning on or after March 15, 2028, will be on file at our principal offices, will be made available to any holder of Series D Preferred Shares upon request and will be final and binding in the absence of manifest error.
“SOFR Business Day” means any day except for: (1) a Saturday; (2) a Sunday; (3) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States Government securities; or (4) A day on which the Federal Reserve Bank of New York, with advance notice, chooses not to publish its Treasury repurchase agreement reference rates if participants in the Treasury repurchase agreement market broadly expect to treat that day as a holiday.

Dividends on the Series D Preferred Shares are not cumulative. Accordingly, if our board of directors (or a duly authorized committee of the board), does not declare a dividend on the Series D Preferred Shares payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue, we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series D Preferred Shares are declared for any future dividend period and no interest, or sum of money in lieu of interest, will be payable in respect of any dividend not so declared.
So long as any Series D Preferred Shares remain outstanding for any dividend period, unless the full dividends for the latest completed dividend period on all outstanding Series D Preferred Shares and parity stock (as defined in this section) have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside):
•we shall not pay or declare any dividend on any junior stock (other than a dividend payable solely in shares of junior stock); and

•we shall not purchase, redeem, or otherwise acquire for consideration, directly or indirectly, any junior stock (other than as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock and other than through the use of the proceeds of a substantially contemporaneous sale of junior stock) during a dividend period.
As used in this section, “junior stock” means our common stock, the Series A Junior Preferred Shares and any other class or series of our stock that ranks junior to the Series D Preferred Shares either as to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or as to the distribution of assets upon our liquidation, dissolution or winding-up.
When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) in full on any dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series D Preferred Shares, on a dividend payment date falling within the related dividend period for the Series D Preferred Shares) upon the Series D Preferred Shares or any shares of parity stock, all dividends declared on the Series D Preferred Shares and all such parity stock and payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series D Preferred Shares, on a dividend payment date falling within the related dividend period for the Series D Preferred Shares) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per Series D Preferred Share and all parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series D Preferred Shares, on a dividend payment date falling within the related dividend period for the Series D Preferred Shares) bear to each other.
As used in this section, “parity stock” means the Series A Preferred Shares, the Series E Preferred Shares, the Series F Preferred Shares, the Series G Preferred Shares and any other class or series of our stock that ranks equally with the Series D Preferred Shares in the payment of dividends (whether such dividends are cumulative or non-cumulative) and in the distribution of assets upon our liquidation, dissolution or winding-up.
Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other junior stock from time to time out of any funds legally available for such payment, and the Series D Preferred Shares shall not be entitled to participate in any such dividend.
Dividends on the Series D Preferred Shares will not be declared, paid or set aside for payment if we fail to comply, or if such act would cause us to fail to comply, with applicable laws, rules and regulations (including, to the extent we become subject to regulation by a “capital regulator,” any applicable capital adequacy guidelines).

Liquidation Rights
Upon our voluntary or involuntary liquidation, dissolution or winding-up, holders of the Series D Preferred Shares and any parity stock are entitled to receive out of our assets available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, before any distribution of assets is made to holders of any junior stock, a liquidating distribution in the amount of $1,000 per Series D Preferred Share plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series D Preferred Shares will not be entitled to any other amounts from us after they have received their full liquidation preference.
In any such distribution, if our assets are not sufficient to pay the liquidation preferences in full to all holders of the Series D Preferred Shares and all holders of any parity stock, the amounts paid to the holders of Series D Preferred Shares and to the holders of any parity stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount payable to such holder in such distribution, including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends in the case of any holder of stock (other than Series D Preferred Shares) on which dividends accrue on a cumulative basis). If the liquidation preference has been paid in full to all holders of the Series D Preferred Shares and any holders of parity stock, the holders of our other stock shall be entitled to receive all of our remaining assets according to their respective rights and preferences.
For purposes of this section, our merger or consolidation with any other entity, including a merger or consolidation in which the holders of the Series D Preferred Shares receive cash, securities or other property for their shares, or the sale, lease or exchange of all or substantially all of our assets, for cash, securities or other property shall not constitute a liquidation, dissolution or winding-up.
Optional Redemption
The Series D Preferred Shares are not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions. We may redeem the Series D Preferred Shares at our option:
•in whole but not in part, at any time prior to March 15, 2028, within 90 days after the occurrence of a “rating agency event,” at a redemption price equal to $1,020 per Series D Preferred Share, plus (except as provided below) an amount equal to any dividends per Series D Preferred Share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, the redemption date, or
•(i) in whole but not in part, at any time prior to March 15, 2028, within 90 days after the occurrence of a “regulatory capital event,” or (ii) in whole or in part, from time to time, on or after March 15, 2028, in each case, at a redemption price equal to $1,000 per Series D Preferred Share, plus (except as provided below) an amount equal to any dividends per Series D Preferred Share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, the redemption date.

Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period will not constitute a part of or be paid to the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on the dividend record date relating to the dividend payment date.
Holders of the Series D Preferred Shares do not have the right to require the redemption or repurchase of the Series D Preferred Shares.
As used in this section, “rating agency event” means that any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Exchange Act, that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series D Preferred Shares, which amendment, clarification or change results in:
•the shortening of the length of time the Series D Preferred Shares are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Series D Preferred Shares; or
•the lowering of the equity credit (including up to a lesser amount) assigned to the Series D Preferred Shares by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Series D Preferred Shares.
As used in this section, “regulatory capital event” means that we provide notice to the holders that we have made a good faith determination that, as a result of (i) any amendment to, or change in, the laws, rules, regulations or regulatory standards of the United States or any political subdivision of or in the United States or any governmental agency, instrumentality or standard-setting organization as may then have group-wide oversight of our regulatory capital (including, for the avoidance of doubt, our “capital regulator”) that is enacted or becomes effective after the initial issuance of the Series D Preferred Shares; (ii) any proposed amendment to, or change in, those laws, rules, regulations or regulatory standards that is announced or becomes effective after the initial issuance of the Series D Preferred Shares; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations or regulatory standards that is announced after the initial issuance of the Series D Preferred Shares, there is more than an insubstantial risk that the full liquidation preference of the Series D Preferred Shares outstanding from time to time would not qualify as “Tier 1 Capital” (or a substantially similar concept) for purposes of the capital adequacy rules or regulatory standards of any “capital regulator” to which we are or will be subject; provided that the proposal or adoption of any criterion that is substantially the same as the corresponding criterion in the capital adequacy rules of the Federal Reserve Board applicable to bank holding companies as of the initial issuance of the Series D Preferred Shares will not constitute a regulatory capital event.

As used in this section, “capital regulator” means any governmental agency, instrumentality or standard-setting organization, including, but not limited to, the Federal Reserve Board, the Federal Insurance Office (“FIO”), the National Association of Insurance Commissioners (the “NAIC”) or any state insurance regulator, as may then have group-wide oversight of our regulatory capital.
If the Series D Preferred Shares are to be redeemed, we shall give the notice of redemption by first class mail to the holders of record of the Series D Preferred Shares to be redeemed, mailed not less than 30 days nor more than 90 days prior to the date fixed for redemption thereof (provided that, if the Series D Preferred Shares are held in book-entry form through DTC we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:
•the redemption date;
•the number of Series D Preferred Shares to be redeemed and, if less than all the Series D Preferred Shares held by such holder are to be redeemed, the number of such Series D Preferred Shares to be redeemed from such holder;
•the redemption price; and
•the place or places where holders may surrender certificates evidencing the Series D Preferred Shares for payment of the redemption price.
If we have given a notice of redemption of any Series D Preferred Shares and have set aside the funds necessary for such redemption for the benefit of the holders of any Series D Preferred Shares so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such Series D Preferred Shares, such Series D Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such Series D Preferred Shares will terminate, except the right to receive the redemption price.
In case of any redemption of only part of the Series D Preferred Shares at the time outstanding, the Series D Preferred Shares to be redeemed shall be selected either pro rata, by lot or by such other method in accordance with DTC’s procedures.
If the Series D Preferred Shares are treated as “Tier 1 capital” (or a substantially similar concept) under the capital guidelines of a “capital regulator,” any redemption of the Series D Preferred Shares may be subject to our receipt of any required prior approval from the “capital regulator” and to the satisfaction of any conditions to our redemption of the Series D Preferred Shares set forth in those capital guidelines or any other applicable regulations of the “capital regulator.”
Voting Rights
Except as provided below or as otherwise required by applicable law, the holders of the Series D Preferred Shares will have no voting rights.

Whenever dividends on any Series D Preferred Shares shall have not been declared and paid for the equivalent of six or more dividend payments, whether or not for consecutive dividend periods (as used in this section, a “Nonpayment”), the holders of such Series D Preferred Shares, voting together as a single class with holders of any and all other series of voting preferred stock (as defined in this section) then outstanding, will be entitled to vote for the election of a total of two additional members of our board of directors (as used in this section, the “Preferred Stock Directors”), provided that the election of any such directors shall not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. In that event, the number of directors on our board of directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Series D Preferred Shares or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting. These voting rights will continue until dividends on the Series D Preferred Shares and any such series of voting preferred stock for at least four dividend periods, whether or not consecutive, following the Nonpayment shall have been fully paid (or declared and a sum sufficient for the payment of such dividends shall have been set aside for payment).
As used in this section, “voting preferred stock” means any other class or series of our preferred stock ranking equally with the Series D Preferred Shares either as to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up and upon which like voting rights have been conferred and are exercisable, and includes the Series A Preferred Shares, the Series E Preferred Shares, the Series F Preferred Shares and the Series G Preferred Shares. Whether a plurality, majority or other portion of the Series D Preferred Shares and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the liquidation amounts of the Series D Preferred Shares voted.
If and when dividends for at least four dividend periods, whether or not consecutive, following a Nonpayment have been paid in full (or declared and a sum sufficient for such payment shall have been set aside), the holders of the Series D Preferred Shares shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and, if such voting rights for all other holders of voting preferred stock have terminated, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the board of directors shall automatically decrease by two. In determining whether dividends have been paid for four dividend periods following a Nonpayment, we may take account of any dividend we elect to pay for such a dividend period after the regular dividend date for that period has passed. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding Series D Preferred Shares and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series D Preferred Shares and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

So long as any Series D Preferred Shares remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series D Preferred Shares and all other series of voting preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or at a meeting:
•amend or alter the provisions of our Certificate of Incorporation or the Certificate of Designations for the Series D Preferred Shares so as to authorize or create, or increase the authorized amount of, any class or series of stock ranking senior to the Series D Preferred Shares with respect to payment of dividends and/or the distribution of assets upon our liquidation, dissolution or winding-up;
•amend, alter or repeal the provisions of our Certificate of Incorporation or the Certificate of Designations for the Series D Preferred Shares so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the Series D Preferred Shares, taken as a whole; or
•consummate a binding share exchange or reclassification involving the Series D Preferred Shares or merge or consolidate with another entity, unless in each case (i) the Series D Preferred Shares remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such Series D Preferred Shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series D Preferred Shares immediately prior to such consummation, taken as a whole;
provided, however, that any increase in the amount of the authorized or issued Series D Preferred Shares or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series D Preferred Shares with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon our liquidation, dissolution or winding-up will not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series D Preferred Shares.
If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would materially and adversely affect one or more but not all series of voting preferred stock (including the Series D Preferred Shares for this purpose), then only the series materially and adversely affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.
Without the consent of the holders of the Series D Preferred Shares, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers of the Series D Preferred Shares, taken as a whole, we may amend, alter, supplement or repeal any terms of the Series D Preferred Shares:
•to cure any ambiguity, or to cure, correct or supplement any provision contained in the Certificate of Designations for the Series D Preferred Shares that may be defective or inconsistent; or

•to make any provision with respect to matters or questions arising with respect to the Series D Preferred Shares that is not inconsistent with the provisions of the Certificate of Designations.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, we have redeemed or called for redemption upon proper notice all outstanding Series D Preferred Shares and have set aside sufficient funds for the benefit of the holders of Series D Preferred Shares to effect such redemption.
Transfer Agent and Registrar
Computershare Inc. is the transfer agent, registrar and dividend disbursing agent for the Series D Preferred Shares.
Calculation Agent
We will appoint a calculation agent with respect to the Series D Preferred Shares prior to the second London business day preceding the March 15, 2028 dividend payment date.
Delivery and Form
The Series D Preferred Shares are represented by one or more fully registered global security certificates. Each such global certificate was deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof.

DESCRIPTION OF THE SERIES E PREFERRED SHARES
General
The Series E Preferred Shares rank senior to our junior stock (as defined in this section) and equally with the Series A Preferred Shares, the Series D Preferred Shares, the Series F Preferred Shares, the Series G Preferred Shares and each other series of our preferred stock that we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series E Preferred Shares), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up. In addition, we will generally be able to pay dividends, any redemption price and distributions upon liquidation, dissolution or winding-up only out of lawfully available funds for such payment (i.e., after taking account of all indebtedness and other non-equity claims). The Series E Preferred Shares are fully paid and nonassessable. Holders of the Series E Preferred Shares do not have preemptive or subscription rights to acquire more of our stock.
The Series E Preferred Shares are not convertible into, or exchangeable for, shares of any other class or series of our stock or our other securities. The Series E Preferred Shares have no stated maturity and are not subject to any sinking fund, retirement fund or purchase fund or other obligation of MetLife to redeem, repurchase or retire the Series E Preferred Shares.
Dividends
Dividends on the Series E Preferred Shares are not mandatory. Holders of Series E Preferred Shares are entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of the board), out of funds legally available for the payment of dividends, under Delaware law, non-cumulative cash dividends that accrue for the relevant dividend period quarterly in arrears on the 15th day of March, June, September and December of each year, at an annual rate of 5.625%. Payment dates are subject to adjustment for business days.
A dividend period is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date. Dividends are payable to holders of record of the Series E Preferred Shares as they appear on our books on the applicable record date, which is the 15th calendar day before that dividend payment date or such other record date fixed by our board of directors (or a duly authorized committee of the board) that is not more than 60 nor less than 10 days prior to such dividend payment date. Dividend record dates will apply regardless of whether a particular dividend record date is a business day.
Dividends payable on the Series E Preferred Shares are calculated on the basis of a 360-day year consisting of twelve 30-day months. If any dividend payment date is a day that is not a business day, then the dividend with respect to that dividend payment date will instead be paid on the immediately succeeding business day, without interest or other payment in respect of such delayed payment. As used in this section, “business day” means any day other than a day on which federal or state banking institutions in the Borough of Manhattan, The City of New York, are authorized or obligated by law, executive order or regulation to close.

Dividends on the Series E Preferred Shares are not cumulative. Accordingly, if our board of directors (or a duly authorized committee of the board), does not declare a dividend on the Series E Preferred Shares payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue, we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series E Preferred Shares are declared for any future dividend period and no interest, or sum of money in lieu of interest, will be payable in respect of any dividend not so declared.
So long as any Series E Preferred Shares remain outstanding for any dividend period, unless the full dividends for the latest completed dividend period on all outstanding Series E Preferred Shares and parity stock (as defined in this section) have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside):
•we shall not pay or declare any dividend on any junior stock (other than a dividend payable solely in shares of junior stock); and
•we shall not purchase, redeem, or otherwise acquire for consideration, directly or indirectly, any junior stock (other than as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock and other than through the use of the proceeds of a substantially contemporaneous sale of junior stock) during a dividend period.
As used in this section, “junior stock” means our common stock, the Series A Junior Preferred Shares and any other class or series of our stock that ranks junior to the Series E Preferred Shares either as to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or as to the distribution of assets upon our liquidation, dissolution or winding-up.
When dividends are not paid in full on any dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series E Preferred Shares, on a dividend payment date falling within the related dividend period for the Series E Preferred Shares) upon the Series E Preferred Shares or any shares of parity stock, all dividends declared on the Series E Preferred Shares and all such parity stock and payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series E Preferred Shares, on a dividend payment date falling within the related dividend period for the Series E Preferred Shares) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per Series E Preferred Share and all parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series E Preferred Shares, on a dividend payment date falling within the related dividend period for the Series E Preferred Shares) bear to each other.

As used in this section, “parity stock” means the Series A Preferred Shares, the Series D Preferred Shares, the Series F Preferred Shares, the Series G Preferred Shares and any other class or series of our stock that ranks equally with the Series E Preferred Shares in the payment of dividends (whether such dividends are cumulative or non-cumulative) and in the distribution of assets upon our liquidation, dissolution or winding-up.
Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other junior stock from time to time out of any funds legally available for such payment, and the Series E Preferred Shares shall not be entitled to participate in any such dividend.
Dividends on the Series E Preferred Shares will not be declared, paid or set aside for payment if we fail to comply, or if such act would cause us to fail to comply, with applicable laws, rules and regulations (including, to the extent we become subject to regulation by a “capital regulator,” any applicable capital adequacy guidelines). Liquidation Rights Upon our voluntary or involuntary liquidation, dissolution or winding-up, holders of the Series E Preferred Shares and any parity stock are entitled to receive out of our assets available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, before any distribution of assets is made to holders of any junior stock, a liquidating distribution in the amount of $25,000 per Series E Preferred Share (equivalent to $25 per Series E Depositary Share), plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series E Preferred Shares will not be entitled to any other amounts from us after they have received their full liquidation preference.
In any such distribution, if our assets are not sufficient to pay the liquidation preferences in full to all holders of the Series E Preferred Shares and all holders of any parity stock, the amounts paid to the holders of Series E Preferred Shares and to the holders of any parity stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount payable to such holder in such distribution, including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends in the case of any holder of stock (other than Series E Preferred Shares) on which dividends accrue on a cumulative basis). If the liquidation preference has been paid in full to all holders of the Series E Preferred Shares and any holders of parity stock, the holders of our other stock shall be entitled to receive all of our remaining assets according to their respective rights and preferences.
For purposes of this section, our merger or consolidation with any other entity, including a merger or consolidation in which the holders of the Series E Preferred Shares receive cash, securities or other property for their shares, or the sale, lease or exchange of all or substantially all of our assets, for cash, securities or other property shall not constitute a liquidation, dissolution or winding-up.
Optional Redemption
The Series E Preferred Shares are not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions. We may redeem the Series E Preferred Shares at our option:

•in whole but not in part, at any time prior to June 15, 2023, within 90 days after the occurrence of a “rating agency event,” at a redemption price equal to $25,500 per Series E Preferred Share (equivalent to $25.50 per Series E Depositary Share), plus (except as provided below) an amount equal to any dividends per Series E Preferred Share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, the redemption date, or
•(i) in whole but not in part, at any time prior to June 15, 2023, within 90 days after the occurrence of a “regulatory capital event,” or (ii) in whole or in part, from time to time, on or after June 15, 2023, in each case, at a redemption price equal to $25,000 per Series E Preferred Share (equivalent to $25 per Series E Depositary Share), plus (except as provided below) an amount equal to any dividends per Series E Preferred Share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, the redemption date.
Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period will not constitute a part of or be paid to the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on the dividend record date relating to the dividend payment date.
Holders of the Series E Preferred Shares do not have the right to require the redemption or repurchase of the Series E Preferred Shares.
As used in this section, “rating agency event” means that any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Exchange Act, that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series E Preferred Shares, which amendment, clarification or change results in:
•the shortening of the length of time the Series E Preferred Shares are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Series E Preferred Shares; or
•the lowering of the equity credit (including up to a lesser amount) assigned to the Series E Preferred Shares by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Series E Preferred Shares.

As used in this section, “regulatory capital event” means that we provide notice to the holders that we have made a good faith determination that, as a result of (i) any amendment to, or change in, the laws, rules, regulations or regulatory standards of the United States or any political subdivision of or in the United States or any governmental agency, instrumentality or standard-setting organization as may then have group-wide oversight of our regulatory capital (including, for the avoidance of doubt, our “capital regulator”) that is enacted or becomes effective after the initial issuance of the Series E Preferred Shares; (ii) any proposed amendment to, or change in, those laws, rules, regulations or regulatory standards that is announced or becomes effective after the initial issuance of the Series E Preferred Shares; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations or regulatory standards that is announced after the initial issuance of the Series E Preferred Shares, there is more than an insubstantial risk that the full liquidation preference of the Series E Preferred Shares outstanding from time to time would not qualify as “Tier 1 Capital” (or a substantially similar concept) for purposes of the capital adequacy rules or regulatory standards of any “capital regulator” to which we are or will be subject; provided that the proposal or adoption of any criterion that is substantially the same as the corresponding criterion in the capital adequacy rules of the Federal Reserve Board applicable to bank holding companies as of the initial issuance of the Series E Preferred Shares will not constitute a regulatory capital event.
As used in this section, “capital regulator” means any governmental agency, instrumentality or standard-setting organization, including, but not limited to, the Federal Reserve Board, the FIO, the NAIC or any state insurance regulator, as may then have group-wide oversight of our regulatory capital.
If the Series E Preferred Shares are to be redeemed, we shall give the notice of redemption by first class mail to the holders of record of the Series E Preferred Shares to be redeemed, mailed not less than 30 days nor more than 90 days prior to the date fixed for redemption thereof (provided that, if the Series E Preferred Shares are held in book-entry form through DTC we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:
•the redemption date;
•the number of Series E Preferred Shares to be redeemed and, if less than all the Series E Preferred Shares held by such holder are to be redeemed, the number of such Series E Preferred Shares to be redeemed from such holder;
•the redemption price; and
•the place or places where holders may surrender certificates evidencing the Series E Preferred Shares for payment of the redemption price.

If we have given a notice of redemption of any Series E Preferred Shares and have set aside the funds necessary for such redemption for the benefit of the holders of any Series E Preferred Shares so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such Series E Preferred Shares, such Series E Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such Series E Preferred Shares will terminate, except the right to receive the redemption price.
In case of any redemption of only part of the Series E Preferred Shares at the time outstanding, the Series E Preferred Shares to be redeemed shall be selected either pro rata or by lot.
If the Series E Preferred Shares are treated as “Tier 1 capital” (or a substantially similar concept) under the capital guidelines of a “capital regulator,” any redemption of the Series E Preferred Shares may be subject to our receipt of any required prior approval from the “capital regulator” and to the satisfaction of any conditions to our redemption of the Series E Preferred Shares set forth in those capital guidelines or any other applicable regulations of the “capital regulator.”
Voting Rights
Except as provided below or as otherwise required by applicable law, the holders of the Series E Preferred Shares will have no voting rights.
Whenever dividends on any Series E Preferred Shares shall have not been declared and paid for the equivalent of six or more dividend payments, whether or not for consecutive dividend periods (as used in this section, a “Nonpayment”), the holders of such Series E Preferred Shares, voting together as a single class with holders of any and all other series of voting preferred stock (as defined in this section) then outstanding, will be entitled to vote for the election of a total of two additional members of our board of directors (as used in this section, the “Preferred Stock Directors”), provided that the election of any such directors shall not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. In that event, the number of directors on our board of directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Series E Preferred Shares or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting. These voting rights will continue until dividends on the Series E Preferred Shares and any such series of voting preferred stock for at least four consecutive dividend periods following the Nonpayment shall have been fully paid.

As used in this section, “voting preferred stock” means any other class or series of our preferred stock ranking equally with the Series E Preferred Shares either as to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up and upon which like voting rights have been conferred and are exercisable, and includes the Series A Preferred Shares, the Series D Preferred Shares, the Series F Preferred Shares and the Series G Preferred Shares. Whether a plurality, majority or other portion of the Series E Preferred Shares and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the liquidation amounts of the Series E Preferred Shares voted.
If and when dividends for at least four consecutive dividend periods following a Nonpayment have been paid in full, the holders of the Series E Preferred Shares shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and, if such voting rights for all other holders of voting preferred stock have terminated, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the board of directors shall automatically decrease by two. In determining whether dividends have been paid for four dividend periods following a Nonpayment, we may take account of any dividend we elect to pay for such a dividend period after the regular dividend date for that period has passed. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding Series E Preferred Shares and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series E Preferred Shares and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.
So long as any Series E Preferred Shares remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series E Preferred Shares and all other series of voting preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or at a meeting:
•amend or alter the provisions of our Certificate of Incorporation or the Certificate of Designations for the Series E Preferred Shares so as to authorize or create, or increase the authorized amount of, any class or series of stock ranking senior to the Series E Preferred Shares with respect to payment of dividends and/or the distribution of assets upon our liquidation, dissolution or winding-up;
•amend, alter or repeal the provisions of our Certificate of Incorporation or the Certificate of Designations for the Series E Preferred Shares so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the Series E Preferred Shares, taken as a whole; or

•consummate a binding share exchange or reclassification involving the Series E Preferred Shares or merge or consolidate with another entity, unless in each case (i) the Series E Preferred Shares remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such Series E Preferred Shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series E Preferred Shares immediately prior to such consummation, taken as a whole;
provided, however, that any increase in the amount of the authorized or issued Series E Preferred Shares or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series E Preferred Shares with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon our liquidation, dissolution or winding-up will not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series E Preferred Shares.
If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would materially and adversely affect one or more but not all series of voting preferred stock (including the Series E Preferred Shares for this purpose), then only the series materially and adversely affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.
Without the consent of the holders of the Series E Preferred Shares, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers of the Series E Preferred Shares, taken as a whole, we may amend, alter, supplement or repeal any terms of the Series E Preferred Shares:

•to cure any ambiguity, or to cure, correct or supplement any provision contained in the Certificate of Designations for the Series E Preferred Shares that may be defective or inconsistent; or
•to make any provision with respect to matters or questions arising with respect to the Series E Preferred Shares that is not inconsistent with the provisions of the Certificate of Designations.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, we have redeemed or called for redemption upon proper notice all outstanding Series E Preferred Shares and have set aside sufficient funds for the benefit of the holders of Series E Preferred Shares to effect such redemption.

Transfer Agent and Registrar

Computershare Inc. is the transfer agent, registrar and dividend disbursing agent for the Series E Preferred Shares.

DESCRIPTION OF THE SERIES F PREFERRED SHARES
General
The Series F Preferred Shares rank senior to our junior stock (as defined in this section) and equally with the Series A Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares, the Series G Preferred Shares and each other series of our preferred stock that we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series F Preferred Shares), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up. In addition, we will generally be able to pay dividends, any redemption price and distributions upon liquidation, dissolution or winding-up only out of lawfully available funds for such payment (i.e., after taking account of all indebtedness and other non-equity claims). The Series F Preferred Shares are fully paid and nonassessable. Holders of the Series F Preferred Shares do not have preemptive or subscription rights to acquire more of our stock.

The Series F Preferred Shares are not convertible into, or exchangeable for, shares of any other class or series of our stock or our other securities. The Series F Preferred Shares have no stated maturity and are not subject to any sinking fund, retirement fund or purchase fund or other obligation of MetLife to redeem, repurchase or retire the Series F Preferred Shares.

Dividends
Dividends on the Series F Preferred Shares are not mandatory. Holders of Series F Preferred Shares are entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of the board), out of funds legally available for the payment of dividends, under Delaware law, non-cumulative cash dividends that accrue for the relevant dividend period quarterly in arrears on the 15th day of March, June, September and December of each year. Dividends accrue at a fixed rate per annum of 4.75%. Dividend payment dates are subject to adjustment for business days.
A dividend period is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date.
Dividends are payable to holders of record of the Series F Preferred Shares as they appear on our books on the applicable record date, which is the 15th calendar day before that dividend payment date or such other record date fixed by our board of directors (or a duly authorized committee of the board) that is not more than 60 nor less than 10 days prior to such dividend payment date. Dividend record dates will apply regardless of whether a particular dividend record date is a business day.

Dividends payable on the Series F Preferred Shares are calculated on the basis of a 360-day year consisting of twelve 30-day months. If any dividend payment date is a day that is not a business day, then the dividend with respect to that dividend payment date will instead be paid on the immediately succeeding business day, without interest or other payment in respect of such delayed payment. As used in this section, “business day” means any day other than a day on which federal or state banking institutions in the Borough of Manhattan, The City of New York, are authorized or obligated by law, executive order or regulation to close.
Dividends on the Series F Preferred Shares are not cumulative. Accordingly, if our board of directors (or a duly authorized committee of the board), does not declare a dividend on the Series F Preferred Shares payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue, we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series F Preferred Shares are declared for any future dividend period and no interest, or sum of money in lieu of interest, will be payable in respect of any dividend not so declared.
So long as any Series F Preferred Shares remain outstanding for any dividend period, unless the full dividends for the latest completed dividend period on all outstanding Series F Preferred Shares and parity stock (as defined in this section) have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside):
•we shall not pay or declare any dividend on any junior stock (other than a dividend payable solely in shares of junior stock); and
•we shall not purchase, redeem, or otherwise acquire for consideration, directly or indirectly, any junior stock (other than as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock and other than through the use of the proceeds of a substantially contemporaneous sale of junior stock) during a dividend period.
As used in this section, “junior stock” means our common stock, the Series A Junior Preferred Shares and any other class or series of our stock that ranks junior to the Series F Preferred Shares either as to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or as to the distribution of assets upon our liquidation, dissolution or winding-up.

When dividends are not paid in full on any dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series F Preferred Shares, on a dividend payment date falling within the related dividend period for the Series F Preferred Shares) upon the Series F Preferred Shares or any shares of parity stock, all dividends declared on the Series F Preferred Shares and all such parity stock and payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series F Preferred Shares, on a dividend payment date falling within the related dividend period for the Series F Preferred Shares) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per Series F Preferred Share and all parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series F Preferred Shares, on a dividend payment date falling within the related dividend period for the Series F Preferred Shares) bear to each other.
As used in this section, “parity stock” means the Series A Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares, the Series G Preferred Shares and any other class or series of our stock that ranks equally with the Series F Preferred Shares in the payment of dividends (whether such dividends are cumulative or non-cumulative) and in the distribution of assets upon our liquidation, dissolution or winding-up.
Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other junior stock from time to time out of any funds legally available for such payment, and the Series F Preferred Shares shall not be entitled to participate in any such dividend.
Dividends on the Series F Preferred Shares will not be declared, paid or set aside for payment if we fail to comply, or if such act would cause us to fail to comply, with applicable laws, rules and regulations (including, to the extent we become subject to regulation by a “capital regulator,” any applicable capital adequacy guidelines).
Liquidation Rights

Upon our voluntary or involuntary liquidation, dissolution or winding-up, holders of the Series F Preferred Shares and any parity stock are entitled to receive out of our assets available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, before any distribution of assets is made to holders of any junior stock, a liquidating distribution in the amount of $25,000 per Series F Preferred Share (equivalent to $25 per Series F Depositary Share), plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series F Preferred Shares will not be entitled to any other amounts from us after they have received their full liquidation preference.

In any such distribution, if our assets are not sufficient to pay the liquidation preferences in full to all holders of the Series F Preferred Shares and all holders of any parity stock, the amounts paid to the holders of Series F Preferred Shares and to the holders of any parity stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount payable to such holder in such distribution, including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends in the case of any holder of stock (other than Series F Preferred Shares) on which dividends accrue on a cumulative basis). If the liquidation preference has been paid in full to all holders of the Series F Preferred Shares and any holders of parity stock, the holders of our other stock shall be entitled to receive all of our remaining assets according to their respective rights and preferences.
For purposes of this section, our merger or consolidation with any other entity, including a merger or consolidation in which the holders of the Series F Preferred Shares receive cash, securities or other property for their shares, or the sale, lease or exchange of all or substantially all of our assets, for cash, securities or other property shall not constitute a liquidation, dissolution or winding-up.
Optional Redemption
The Series F Preferred Shares are not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions.

We may redeem the Series F Preferred Shares at our option:

•in whole but not in part, at any time prior to March 15, 2025, within 90 days after the occurrence of a “rating agency event,” at a redemption price equal to $25,500 per Series F Preferred Share (equivalent to $25.50 per Series F Depositary Share), plus (except as provided below) an amount equal to any dividends per Series F Preferred Share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, the redemption date; or
•in whole but not in part, at any time prior to March 15, 2025, within 90 days after the occurrence of a “regulatory capital event,” or in whole or in part, at any time or from time to time on or after March 15, 2025, in each case, at a redemption price equal to $25,000 per Series F Preferred Share (equivalent to $25 per Series F Depositary Share), plus (except as provided below) an amount equal to any dividends per Series F Preferred Share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, the redemption date.
Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period will not constitute a part of or be paid to the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on the dividend record date relating to the dividend payment date.
Holders of the Series F Preferred Shares do not have the right to require the redemption or repurchase of the Series F Preferred Shares.

As used in this section, “rating agency event” means that any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Exchange Act, that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series F Preferred Shares, which amendment, clarification or change results in:
•the shortening of the length of time the Series F Preferred Shares are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Series F Preferred Shares; or
•the lowering of the equity credit (including up to a lesser amount) assigned to the Series F Preferred Shares by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Series F Preferred Shares.
As used in this section, “regulatory capital event” means that we provide notice to the holders that we have made a good faith determination that, as a result of (i) any amendment to, or change in, the laws, rules, regulations or regulatory standards of the United States or any political subdivision of or in the United States or any governmental agency, instrumentality or standard-setting organization as may then have group-wide oversight of our regulatory capital (including, for the avoidance of doubt, our “capital regulator”) that is enacted or becomes effective after the initial issuance of the Series F Preferred Shares; (ii) any proposed amendment to, or change in, those laws, rules, regulations or regulatory standards that is announced or becomes effective after the initial issuance of the Series F Preferred Shares; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations or regulatory standards that is announced after the initial issuance of the Series F Preferred Shares, there is more than an insubstantial risk that the full liquidation preference of the Series F Preferred Shares outstanding from time to time would not qualify as “Tier 1 Capital” (or a substantially similar concept) for purposes of the capital adequacy rules or regulatory standards of any “capital regulator” to which we are or will be subject; provided that the proposal or adoption of any criterion that is substantially the same as the corresponding criterion in the capital adequacy rules of the Federal Reserve Board applicable to bank holding companies as of the initial issuance of the Series F Preferred Shares will not constitute a regulatory capital event.
As used in this section, “capital regulator” means any governmental agency, instrumentality or standard-setting organization, including, but not limited to, the Federal Reserve Board, the FIO, the NAIC or any state insurance regulator, as may then have group-wide oversight of our regulatory capital.
If the Series F Preferred Shares are to be redeemed, we shall give the notice of redemption by first class mail to the holders of record of the Series F Preferred Shares to be redeemed, mailed not less than 30 days nor more than 90 days prior to the date fixed for redemption thereof (provided that, if the Series F Preferred Shares are held in book-entry form through DTC we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:
•the redemption date;

•the number of Series F Preferred Shares to be redeemed and, if less than all the Series F Preferred Shares held by such holder are to be redeemed, the number of such Series F Preferred Shares to be redeemed from such holder;
•the redemption price; and
•the place or places where holders may surrender certificates evidencing the Series F Preferred Shares for payment of the redemption price.
If we have given a notice of redemption of any Series F Preferred Shares and have set aside the funds necessary for such redemption for the benefit of the holders of any Series F Preferred Shares so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such Series F Preferred Shares, such Series F Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such Series F Preferred Shares will terminate, except the right to receive the redemption price.
In case of any redemption of only part of the Series F Preferred Shares at the time outstanding, the Series F Preferred Shares to be redeemed shall be selected either pro rata or by lot.
If the Series F Preferred Shares are treated as “Tier 1 capital” (or a substantially similar concept) under the capital guidelines of a “capital regulator,” any redemption of the Series F Preferred Shares may be subject to our receipt of any required prior approval from the “capital regulator” and to the satisfaction of any conditions to our redemption of the Series F Preferred Shares set forth in those capital guidelines or any other applicable regulations of the “capital regulator.”
Voting Rights
Except as provided below or as otherwise required by applicable law, the holders of the Series F Preferred Shares will have no voting rights.

Whenever dividends on any Series F Preferred Shares shall have not been declared and paid for the equivalent of six or more dividend payments, whether or not for consecutive dividend periods (as used in this section, a “Nonpayment”), the holders of such Series F Preferred Shares, voting together as a single class with holders of any and all other series of voting preferred stock (as defined in this section) then outstanding, will be entitled to vote for the election of a total of two additional members of our board of directors (as used in this section, the “Preferred Stock Directors”), provided that the election of any such directors shall not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. In that event, the number of directors on our board of directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Series F Preferred Shares or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting. These voting rights will continue until dividends on the Series F Preferred Shares and any such series of voting preferred stock for at least four consecutive dividend periods following the Nonpayment shall have been fully paid.
As used in this section, “voting preferred stock” means any other class or series of our preferred stock ranking equally with the Series F Preferred Shares either as to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up and upon which like voting rights have been conferred and are exercisable, and includes the Series A Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares and the Series G Preferred Shares. Whether a plurality, majority or other portion of the Series F Preferred Shares and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the liquidation amounts of the Series F Preferred Shares voted.
If and when dividends for at least four consecutive dividend periods following a Nonpayment have been paid in full, the holders of the Series F Preferred Shares shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and, if such voting rights for all other holders of voting preferred stock have terminated, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the board of directors shall automatically decrease by two. In determining whether dividends have been paid for four dividend periods following a Nonpayment, we may take account of any dividend we elect to pay for such a dividend period after the regular dividend date for that period has passed. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding Series F Preferred Shares and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series F Preferred Shares and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

So long as any Series F Preferred Shares remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series F Preferred Shares and all other series of voting preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or at a meeting:
•amend or alter the provisions of our Certificate of Incorporation or the Certificate of Designations for the Series F Preferred Shares so as to authorize or create, or increase the authorized amount of, any class or series of stock ranking senior to the Series F Preferred Shares with respect to payment of dividends and/or the distribution of assets upon our liquidation, dissolution or winding-up;
•amend, alter or repeal the provisions of our Certificate of Incorporation or the Certificate of Designations for the Series F Preferred Shares so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the Series F Preferred Shares, taken as a whole; or
•consummate a binding share exchange or reclassification involving the Series F Preferred Shares or merge or consolidate with another entity, unless in each case (i) the Series F Preferred Shares remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such Series F Preferred Shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series F Preferred Shares immediately prior to such consummation, taken as a whole;
provided, however, that any increase in the amount of the authorized or issued Series F Preferred Shares or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series F Preferred Shares with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon our liquidation, dissolution or winding-up will not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series F Preferred Shares.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would materially and adversely affect one or more but not all series of voting preferred stock (including the Series F Preferred Shares for this purpose), then only the series materially and adversely affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

Without the consent of the holders of the Series F Preferred Shares, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers of the Series F Preferred Shares, taken as a whole, we may amend, alter, supplement or repeal any terms of the Series F Preferred Shares:
•to cure any ambiguity, or to cure, correct or supplement any provision contained in the Certificate of Designations for the Series F Preferred Shares that may be defective or inconsistent; or

•to make any provision with respect to matters or questions arising with respect to the Series F Preferred Shares that is not inconsistent with the provisions of the Certificate of Designations.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, we have redeemed or called for redemption upon proper notice all outstanding Series F Preferred Shares and have set aside sufficient funds for the benefit of the holders of Series F Preferred Shares to effect such redemption.
Transfer Agent, Registrar and Dividend Disbursing Agent
Computershare Inc. is the transfer agent, registrar and dividend disbursing agent for the Series F Preferred Shares.

DESCRIPTION OF THE SERIES E DEPOSITARY SHARES AND THE SERIES F DEPOSITARY SHARES

This section summarizes specific terms and provisions of the Series E Depositary Shares and Series F Depositary Shares (collectively, the “Depositary Shares”) relating to our Series E Preferred Shares and Series F Preferred Shares, respectively. Each Depositary Share represents a 1/1,000th interest in a Series E Preferred Share or Series F Preferred Share, as applicable, and is evidenced by a depositary receipt. The Series E Preferred Shares and the Series F Preferred Shares represented by the Depositary Shares were each deposited under respective Deposit Agreements among us, Computershare Inc. and Computershare Trust Company, N.A. collectively as the Depositary, and the holders from time to time of the depositary receipts evidencing such Depositary Shares. Subject to the terms of the applicable Deposit Agreement, each holder of Depositary Shares is entitled, through the Depositary, in proportion to the applicable fraction of a Series E Preferred Share or Series F Preferred Share represented by such Depositary Shares, to all the rights and preferences of the Series E Preferred Shares or Series F Preferred Shares, as applicable, represented thereby (including dividend, voting, redemption and liquidation rights).
Dividends and Other Distributions
The Depositary distributes any cash dividends or other cash distributions received in respect of the deposited Series E Preferred Shares or Series F Preferred Shares, as applicable, to the record holders of the Depositary Shares in proportion to the number of the Depositary Shares held by each holder on the relevant record date. The Depositary will distribute any property received by it other than cash to the record holders of the Depositary Shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the Depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the applicable Depositary Shares in proportion to the number of such Depositary Shares they hold.
Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for the Series E Preferred Shares and Series F Preferred Shares, as applicable.
The amounts distributed to holders of the Depositary Shares will be reduced by any amounts the Depositary or MetLife is required to withhold on account of taxes or other governmental charges.

Redemption of the Depositary Shares
If we redeem the Series E Preferred Shares or Series F Preferred Shares represented by the Depositary Shares, in whole or in part, a corresponding number of Depositary Shares of the applicable series will be redeemed from the proceeds received by the Depositary resulting from the redemption of the Series E Preferred Shares or Series F Preferred Shares, as applicable, held by the Depositary. The redemption price per Depositary Share will be equal to 1/1,000th of the redemption price per share payable with respect to the Series E Preferred Shares or Series F Preferred Shares, as applicable, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, on the Series E Preferred Shares or Series F Preferred Shares, as applicable. Whenever we redeem the Series E Preferred Shares or Series F Preferred Shares held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of the Depositary Shares of the applicable series representing the Series E Preferred Shares or Series F Preferred Shares so redeemed.
In case of any redemption of less than all of the outstanding Depositary Shares, the Depositary Shares of the applicable series to be redeemed will be selected by the Depositary pro rata, by lot or by such other method in accordance with DTC’s procedures. In any such case, the Depositary will redeem the Depositary Shares only in increments of 1,000 shares and any integral multiple thereof.
The Depositary will mail (or otherwise transmit by an authorized method) notice of redemption to holders of the Depositary Shares not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series E Preferred Shares or Series F Preferred Shares, as applicable, and the corresponding Depositary Shares.
Voting of the Depositary Shares
When the Depositary receives notice of any meeting at which the holders of the Series E Preferred Shares or Series F Preferred Shares are entitled to vote, the Depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the Depositary Shares of the applicable series. Each record holder of Depositary Shares of the applicable series on the record date, which will be the same date as the record date for the Series E Preferred Shares or Series F Preferred Shares, as applicable, may instruct the Depositary to vote the amount of the Series E Preferred Shares or Series F Preferred Shares represented by the holder’s Depositary Shares. Although each Depositary Share is entitled to 1/1,000th of a vote with respect to the applicable series, the Depositary can only vote whole Series E Preferred Shares and Series F Preferred Shares. To the extent possible, the Depositary will vote the amount of the Series E Preferred Shares or Series F Preferred Shares represented by the Depositary Shares in accordance with the instructions it receives. We have agreed to take all reasonable actions that the Depositary determines are necessary to enable the Depositary to vote as instructed. If the Depositary does not receive specific instructions from the holders of any Depositary Shares of the applicable series, it will not vote the amount of the Series E Preferred Shares or Series F Preferred Shares represented by such Depositary Shares.
Listing
The Series E Depositary Shares are listed on the New York Stock Exchange under the symbol “MET PRE” and the Series F Depositary Shares are listed on the New York Stock Exchange under the symbol “MET PRF.”

Form of the Depositary Shares

The Depositary Shares were issued in book-entry form through DTC. The Series E Preferred Shares and Series F Preferred Shares were issued in registered form to the Depositary.
Depositary
Computershare Inc. and Computershare Trust Company, N.A. collectively are the Depositary for the Depositary Shares. We may terminate any such appointment and may appoint a successor Depositary for either series at any time and from time to time, provided that we will use our best efforts to ensure that there is, at all relevant times when the Series E Preferred Shares or Series F Preferred Shares are outstanding, a person or entity appointed and serving as such Depositary with respect to such series.
Delivery and Form
The Depositary Shares are represented by respective fully registered global depositary receipts. Each such global depositary receipt was deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof.

DESCRIPTION OF THE SERIES G PREFERRED SHARES
General
The Series G Preferred Shares rank senior to our junior stock (as defined in this section) and equally with the Series A Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares, the Series F Preferred Shares and each other series of our preferred stock that we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series G Preferred Shares), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up. In addition, we will generally be able to pay dividends, any redemption price and distributions upon liquidation, dissolution or winding-up only out of lawfully available funds for such payment (i.e., after taking account of all indebtedness and other non-equity claims). The Series G Preferred Shares are fully paid and nonassessable. Holders of the Series G Preferred Shares do not have preemptive or subscription rights to acquire more of our stock.

The Series G Preferred Shares are not convertible into, or exchangeable for, shares of any other class or series of our stock or our other securities. The Series G Preferred Shares have no stated maturity and are not subject to any sinking fund, retirement fund or purchase fund or other obligation of MetLife to redeem, repurchase or retire the Series G Preferred Shares.
Dividends
Dividends on the Series G Preferred Shares are not mandatory. Holders of Series G Preferred Shares are entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of the board), out of funds legally available for the payment of dividends, under Delaware law, non-cumulative cash dividends that accrue for the relevant dividend period semi-annually in arrears on the 15th day of March and September of each year, commencing on March 15, 2021. Dividends accrue (i) from the date of original issue to, but excluding, September 15, 2025 (the “First Reset Date”) at a fixed rate per annum of 3.850%, and (ii) from, and including, the First Reset Date, during each reset period at a rate per annum equal to the five-year treasury rate as of the most recent reset dividend determination date plus 3.576%. Dividend payment dates are subject to adjustment for business days.
A dividend period is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will commence on, and include, the original issue date of the Series G Preferred Shares and will end on, but exclude, the March 15, 2021 dividend payment date.
A “reset date” means the First Reset Date and each date falling on the fifth anniversary of the preceding reset date. Reset dates, including the First Reset Date, will not be adjusted for business days. A “reset period” means the period from, and including, the First Reset Date to, but excluding, the next following reset date and thereafter each period from, and including, each reset date to, but excluding, the next following reset date. A “reset dividend determination date” means, in respect of any reset period, the day falling two business days prior to the beginning of such reset period.

Dividends are payable to holders of record of the Series G Preferred Shares as they appear on our books on the applicable record date, which is the 15th calendar day before that dividend payment date or such other record date fixed by our board of directors (or a duly authorized committee of the board) that is not more than 60 nor less than 10 days prior to such dividend payment date. Dividend record dates will apply regardless of whether a particular dividend record date is a business day.
Dividends payable on the Series G Preferred Shares are calculated on the basis of a 360-day year consisting of twelve 30-day months. If any dividend payment date is a day that is not a business day, then the dividend with respect to that dividend payment date will instead be paid on the immediately succeeding business day, without interest or other payment in respect of such delayed payment. As used in this section, “business day” means any day other than a day on which federal or state banking institutions in the Borough of Manhattan, The City of New York, are authorized or obligated by law, executive order or regulation to close.
For any reset period commencing on or after the First Reset Date, the five-year treasury rate will be determined by the calculation agent on each reset dividend determination date. “Five-year treasury rate” means, as of any reset dividend determination date, as applicable:
(i) the average of the yields on actively traded U.S. Treasury securities adjusted to constant maturity, for five-year maturities, for the five business days appearing under the caption “Treasury Constant Maturities” in the statistical release designated H.15 Daily Update published on the reset dividend determination date, as determined by the calculation agent;
(ii) if no calculation is provided as described above, then the five-year treasury rate will be equal to the reset reference bank rate on such reset dividend determination date; and
(iii) if the five-year treasury rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the five-year treasury rate will be (x) in the case of the reset period commencing on the First Reset Date, 0.274% or (y) in the case of each reset period other than the reset period commencing on the First Reset Date, the same rate that was determined on the prior reset dividend determination date.
“H.15 Daily Update” means the Selected Interest Rates (Daily)—H.15 release of the Federal Reserve Board, available at www.federalreserve.gov/releases/h15/update, or any successor site or publication.

“Reset reference bank rate” means, in relation to a reset period and the reset dividend determination date in relation to such reset period, the rate determined by the calculation agent on the basis of the reset reference bank rate quotations provided by the reset reference banks to the calculation agent at approximately 4:30 p.m. (New York City time) on such reset dividend determination date, and: (a) if at least three such reset reference bank rate quotations are provided to the calculation agent, the reset reference bank rate will be the arithmetic mean of the reset reference bank rate quotations provided, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), all as determined by the calculation agent; or (b) if only two reset reference bank rate quotations are provided to the calculation agent, the reset reference bank rate will be the arithmetic mean of the reset reference bank rate quotations provided, all as determined by the calculation agent; or (c) if only one reset reference bank rate quotation is provided to the calculation agent, the reset reference bank rate will be the reset reference bank rate quotation provided, as determined by the calculation agent.
“Reset reference bank rate quotation” means, in relation to a reset period and the reset dividend determination date in relation to such reset period, the bid-side yield quoted to the calculation agent by a reset reference bank for the reset U.S. Treasury security at approximately 4:30 p.m. (New York City time) on such reset dividend determination date.
“Reset reference banks” means five banks which are primary U.S. Treasury securities dealers or market makers in pricing corporate bond issues denominated in U.S. dollars in New York City (excluding the calculation agent or any of its affiliates), as selected by us or our designee in our discretion, all of which will be contacted for purposes of providing a reset reference bank rate quotation.
“Reset U.S. Treasury security” means, on a reset dividend determination date, the U.S. Treasury security with a maturity date on, or in the absence of such a security, closest in time to, the reset date immediately following the reset date related to such reset dividend determination date, and in a principal amount deemed customary for a single transaction in such U.S. Treasury securities in the New York City market. If multiple U.S. Treasury securities have their maturity dates equally close in time to, but not on, the reset date immediately following the reset date related to such reset dividend determination date, the U.S. Treasury security maturing earliest will be utilized. If more than one such security matures on the reset date immediately following the reset date related to such reset dividend determination date, or there is more than one such earliest maturing U.S. Treasury security, the U.S. Treasury security issued closest in time to the applicable reset dividend determination date will be used.
As noted above, the applicable dividend rate for each reset period is determined by the calculation agent, as of the applicable reset dividend determination date. Promptly upon such determination, the calculation agent will notify us of the dividend rate for the reset period. The calculation agent’s determination of any dividend rate, and its calculation of the amount of dividends for any dividend period beginning on or after the First Reset Date will be on file at our principal offices, will be made available to any holder of the Series G Preferred Shares upon request and will be final and binding in the absence of manifest error.
We will give notice of the relevant five-year treasury rate as soon as practicable to the transfer agent and the holders of the Series G Preferred Shares.

Dividends on the Series G Preferred Shares are not cumulative. Accordingly, if our board of directors (or a duly authorized committee of the board) does not declare a dividend on the Series G Preferred Shares payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue, we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series G Preferred Shares are declared for any future dividend period and no interest, or sum of money in lieu of interest, will be payable in respect of any dividend not so declared.
So long as any Series G Preferred Shares remain outstanding for any dividend period, unless the full dividends for the latest completed dividend period on all outstanding Series G Preferred Shares and parity stock (as defined in this section) have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside):
•we shall not pay or declare any dividend on any junior stock (other than a dividend payable solely in shares of junior stock); and
•we shall not purchase, redeem, or otherwise acquire for consideration, directly or indirectly, any junior stock (other than as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock and other than through the use of the proceeds of a substantially contemporaneous sale of junior stock) during a dividend period.
As used in this section, “junior stock” means our common stock, the Series A Junior Preferred Shares and any other class or series of our stock that ranks junior to the Series G Preferred Shares either as to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or as to the distribution of assets upon our liquidation, dissolution or winding-up.
When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) in full on any dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series G Preferred Shares, on a dividend payment date falling within the related dividend period for the Series G Preferred Shares) upon the Series G Preferred Shares or any shares of parity stock, all dividends declared on the Series G Preferred Shares and all such parity stock and payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series G Preferred Shares, on a dividend payment date falling within the related dividend period for the Series G Preferred Shares) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per Series G Preferred Share and all parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series G Preferred Shares, on a dividend payment date falling within the related dividend period for the Series G Preferred Shares) bear to each other.

As used in this section, “parity stock” means the Series A Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares, the Series F Preferred Shares and any other class or series of our stock that ranks equally with the Series G Preferred Shares in the payment of dividends (whether such dividends are cumulative or non-cumulative) and in the distribution of assets upon our liquidation, dissolution or winding-up.
Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other junior stock from time to time out of any funds legally available for such payment, and the Series G Preferred Shares shall not be entitled to participate in any such dividend.
Dividends on the Series G Preferred Shares will not be declared, paid or set aside for payment if we fail to comply, or if such act would cause us to fail to comply, with applicable laws, rules and regulations (including, to the extent we become subject to regulation by a “capital regulator,” any applicable capital adequacy guidelines).
Liquidation Rights
Upon our voluntary or involuntary liquidation, dissolution or winding-up, holders of the Series G Preferred Shares and any parity stock are entitled to receive out of our assets available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, before any distribution of assets is made to holders of any junior stock, a liquidating distribution in the amount of $1,000 per Series G Preferred Share, plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series G Preferred Shares will not be entitled to any other amounts from us after they have received their full liquidation preference.
In any such distribution, if our assets are not sufficient to pay the liquidation preferences in full to all holders of the Series G Preferred Shares and all holders of any parity stock, the amounts paid to the holders of Series G Preferred Shares and to the holders of any parity stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount payable to such holder in such distribution, including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends in the case of any holder of stock (other than Series G Preferred Shares) on which dividends accrue on a cumulative basis). If the liquidation preference has been paid in full to all holders of the Series G Preferred Shares and any holders of parity stock, the holders of our other stock shall be entitled to receive all of our remaining assets according to their respective rights and preferences.
For purposes of this section, our merger or consolidation with any other entity, including a merger or consolidation in which the holders of the Series G Preferred Shares receive cash, securities or other property for their shares, or the sale, lease or exchange of all or substantially all of our assets for cash, securities or other property shall not constitute a liquidation, dissolution or winding-up.

Optional Redemption
The Series G Preferred Shares are not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions. We may redeem the Series G Preferred Shares at our option:
•in whole but not in part, at any time, within 90 days after the conclusion of any review or appeal process instituted by us following the occurrence of a rating agency event or, in the absence of any such review or appeal process, from such rating agency event, at a redemption price equal to $1,020 per Series G Preferred Share, plus (except as provided below) an amount equal to any dividends per Series G Preferred Share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, the redemption date, or
•(i) in whole but not in part, at any time, within 90 days after the occurrence of a regulatory capital event, or (ii) in whole or in part, on any dividend payment date on or after the First Reset Date, in each case, at a redemption price equal to $1,000 per Series G Preferred Share, plus (except as provided below) an amount equal to any dividends per Series G Preferred Share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, the redemption date.
Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period will not constitute a part of or be paid to the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on the dividend record date relating to the dividend payment date.
Holders of the Series G Preferred Shares do not have the right to require the redemption or repurchase of the Series G Preferred Shares.
As used in this section, “rating agency event” means that any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Exchange Act, that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series G Preferred Shares, which amendment, clarification or change results in:
•the shortening of the length of time the Series G Preferred Shares are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Series G Preferred Shares; or
•the lowering of the equity credit (including up to a lesser amount) assigned to the Series G Preferred Shares by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Series G Preferred Shares.

As used in this section “regulatory capital event” means that we provide notice to the holders that we have made a good faith determination that, as a result of (i) any amendment to, or change in, the laws, rules, regulations or regulatory standards of the United States or any political subdivision of or in the United States or any governmental agency, instrumentality or standard-setting organization as may then have group-wide oversight of our regulatory capital (including, for the avoidance of doubt, our capital regulator) that is enacted or becomes effective after the initial issuance of the Series G Preferred Shares; (ii) any proposed amendment to, or change in, those laws, rules, regulations or regulatory standards that is announced or becomes effective after the initial issuance of the Series G Preferred Shares; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations or regulatory standards that is announced after the initial issuance of the Series G Preferred Shares, there is more than an insubstantial risk that the full liquidation preference of the Series G Preferred Shares outstanding from time to time would not qualify as “Tier 1 capital” (or a substantially similar concept) for purposes of the capital adequacy rules or regulatory standards of any “capital regulator” to which we are or will be subject; provided that the proposal or adoption of any criterion that is substantially the same as the corresponding criterion in the capital adequacy rules of the Federal Reserve Board applicable to bank holding companies as of the initial issuance of the Series G Preferred Shares will not constitute a regulatory capital event.
As used in this section, “capital regulator” means any governmental agency, instrumentality or standard-setting organization, including, but not limited to, the Federal Reserve Board, the FIO, the NAIC or any state insurance regulator, as may then have group-wide oversight of our regulatory capital.
If the Series G Preferred Shares are to be redeemed, we shall give the notice of redemption by first class mail to the holders of record of the Series G Preferred Shares to be redeemed, mailed not less than 5 days nor more than 90 days prior to the date fixed for redemption thereof (provided that, if the Series G Preferred Shares are held in book-entry form through DTC we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:
•the redemption date;
•the number of Series G Preferred Shares to be redeemed and, if less than all the Series G Preferred Shares held by such holder are to be redeemed, the number of such Series G Preferred Shares to be redeemed from such holder;
•the redemption price; and
•the place or places where holders may surrender certificates evidencing the Series G Preferred Shares for payment of the redemption price.

If we have given a notice of redemption of any Series G Preferred Shares and have set aside the funds necessary for such redemption for the benefit of the holders of any Series G Preferred Shares so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such Series G Preferred Shares, such Series G Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such Series G Preferred Shares will terminate, except the right to receive the redemption price.
In case of any redemption of only part of the Series G Preferred Shares at the time outstanding, the Series G Preferred Shares to be redeemed shall be selected either pro rata or by lot.
If the Series G Preferred Shares are treated as “Tier 1 capital” (or a substantially similar concept) under the capital guidelines of a “capital regulator,” any redemption of the Series G Preferred Shares may be subject to our receipt of any required prior approval from the “capital regulator” and to the satisfaction of any conditions to our redemption of the Series G Preferred Shares set forth in those capital guidelines or any other applicable regulations of the “capital regulator.”
Voting Rights
Except as provided below or as otherwise required by applicable law, the holders of the Series G Preferred Shares will have no voting rights.
Whenever dividends on any Series G Preferred Shares shall have not been declared and paid for the equivalent of three or more dividend payments, whether or not for consecutive dividend periods (as used in this section, a “Nonpayment”), the holders of such Series G Preferred Shares, voting together as a single class with holders of any and all other series of voting preferred stock (as defined in this section) then outstanding, will be entitled to vote for the election of a total of two additional members of our board of directors (as used in this section, the “Preferred Stock Directors”), provided that the election of any such directors shall not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. In that event, the number of directors on our board of directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Series G Preferred Shares or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting. These voting rights will continue until dividends on the Series G Preferred Shares and any such series of voting preferred stock for at least two consecutive dividend periods following the Nonpayment shall have been fully paid (or declared and a sum sufficient for the payment of such dividends shall have been set aside for payment).
As used in this section, “voting preferred stock” means any other class or series of our preferred stock ranking equally with the Series G Preferred Shares either as to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up and upon which like voting rights have been conferred and are exercisable, and includes the Series A Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares and the Series F Preferred Shares. Whether a plurality, majority or other portion of the Series G Preferred Shares and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the liquidation amounts of the Series G Preferred Shares voted.
If and when dividends for at least two consecutive dividend periods following a Nonpayment have been paid in full (or declared and a sum sufficient for such payment shall have been set aside), the holders of the Series G Preferred Shares shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and, if such voting rights for all other holders of voting preferred stock have terminated, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the board of directors shall automatically decrease by two. In determining whether dividends have been paid for four dividend periods following a Nonpayment, we may take account of any dividend we elect to pay for such a dividend period after the regular dividend date for that period has passed. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding Series G Preferred Shares and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series G Preferred Shares and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.
So long as any Series G Preferred Shares remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series G Preferred Shares and all other series of voting preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or at a meeting:
•amend or alter the provisions of our Certificate of Incorporation or the Certificate of Designations for the Series G Preferred Shares so as to authorize or create, or increase the authorized amount of, any class or series of stock ranking senior to the Series G Preferred Shares with respect to payment of dividends and/or the distribution of assets upon our liquidation, dissolution or winding-up;
•amend, alter or repeal the provisions of our Certificate of Incorporation or the Certificate of Designations for the Series G Preferred Shares so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the Series G Preferred Shares, taken as a whole; or

•consummate a binding share exchange or reclassification involving the Series G Preferred Shares or merge or consolidate with another entity, unless in each case (i) the Series G Preferred Shares remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such Series G Preferred Shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series G Preferred Shares immediately prior to such consummation, taken as a whole;
provided, however, that any increase in the amount of the authorized or issued Series G Preferred Shares or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series G Preferred Shares with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon our liquidation, dissolution or winding-up will not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series G Preferred Shares.
If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would materially and adversely affect one or more but not all series of voting preferred stock (including the Series G Preferred Shares for this purpose), then only the series materially and adversely affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.
Without the consent of the holders of the Series G Preferred Shares, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers of the Series G Preferred Shares, taken as a whole, we may amend, alter, supplement or repeal any terms of the Series G Preferred Shares:
•to cure any ambiguity, or to cure, correct or supplement any provision contained in the Certificate of Designations for the Series G Preferred Shares that may be defective or inconsistent; or
•to make any provision with respect to matters or questions arising with respect to the Series G Preferred Shares that is not inconsistent with the provisions of the Certificate of Designations.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, we have redeemed or called for redemption upon proper notice all outstanding Series G Preferred Shares and have set aside sufficient funds for the benefit of the holders of Series G Preferred Shares to effect such redemption.
Transfer Agent, Registrar, Dividend Disbursing Agent and Calculation Agent
Computershare Inc. is the transfer agent, registrar and dividend disbursing agent for the Series G Preferred Shares. We will appoint a calculation agent for the Series G Preferred Shares prior to the First Reset Date.

Delivery and Form
The Series G Preferred Shares are represented by one or more fully registered global security certificates. Each such global certificate was deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof.